FOR IMMEDIATE RELEASE                                              EXHIBIT 99.1

NATIONSBANK THIRD-QUARTER EARNINGS UP 23 PERCENT

CHARLOTTE NC, October 16, 1995 -- NationsBank Corporation today reported record quarterly earnings of $530 million for the third quarter of 1995, a 23-percent increase over the $431 million earned in the third quarter of 1994. Earnings per common share for the third quarter of 1995 rose 26 percent to $1.95, compared to $1.55 per share in the third quarter 1994. Return on average common shareholders' equity was 18.3 percent for the current quarter.

Net income for the first nine months of 1995 rose 12 percent to $1.44 billion, or $5.26 per common share. This compared to net income of $1.29 billion, or $4.66 per common share, in the first nine months of 1994.

"The earnings momentum of our company is obvious in this quarter's outstanding results," said Hugh McColl, chairman and chief executive officer. "Strong revenue growth and excellent expense control are driving the profitability and efficiency improvements that this company is capable of producing."

Average loans and leases of $111 billion in the third quarter of 1995 were 16 percent greater than year-earlier levels. This growth was led by a significant increase in consumer loans and solid non-real estate commercial lending. Average loans and leases grew $3.5 billion during the third quarter, a 13-percent annualized rate, compared to the second quarter of 1995.

This loan growth led to a $90-million increase in taxable-equivalent net interest income to $1.42 billion in the third quarter of 1995, compared to the year-ago quarter. The net interest yield for the third quarter of 1995 was
3.35 percent, down from a yield of 3.54 percent a year ago. The decline in the net interest yield was driven by a number of factors including the funding of incremental loan growth largely with wholesale funds and a higher level of minimal-spread trading-related assets. Compared to the second quarter of this year, the net interest yield improved 16 basis points reflecting reduced levels of lower-yielding investment securities and trading assets.
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Average deposits in this year's third quarter were $98.7 billion versus $94.7 billion in the year-ago quarter. Core customer-based deposits of $83.4 billion in the most recent quarter made up 85 percent of total average deposits.

Noninterest income rose 20 percent to $776 million in the third quarter of 1995, compared to the year-ago quarter, driven by growth in capital markets revenues, deposit fees and acquisition-related mortgage servicing fees.

Noninterest expense in the third quarter of 1995 was $1.25 billion, an increase of one percent compared to the year-ago quarter, reflecting acquisitions and increased personnel and marketing spending, offset by a decrease in FDIC insurance expense. FDIC insurance expense in the third quarter of 1995 reflected quarterly pretax savings of $37 million due to a reduction in insurance rates charged by the FDIC and an additional refund of $11 million relating to insurance payments in the second quarter of 1995. Excluding the impact of these FDIC savings, noninterest expense has been virtually flat for each of the three 1995 quarters.

The efficiency ratio in the third quarter was 56.7 percent, a 572-basis-point improvement over the third quarter of 1994. This improvement was a result of revenue growth of 11 percent with expense growth of only one percent from the third quarter of 1994.

Total nonperforming assets fell by $238 million, or 19 percent, versus levels at September 30, 1994. Total nonperforming assets stood at $1.04 billion on September 30, 1995, or .90 percent of net loans, leases and factored receivables, and other real estate owned. This compared to nonperforming assets of $1.28 billion on September 30, 1994, or 1.29 percent of net levels.

Net charge-offs were $99 million, or .35 percent of average net loans, leases and factored receivables, in the most recent quarter, versus $64 million, or
 .27 percent of average levels, in last year's third quarter. The allowance for credit losses totaled $2.17 billion at September 30, 1995 and equaled 1.89 percent of net loans, leases and factored receivables. The allowance represented 256 percent of nonperforming loans on both September 30, 1995 and September 30, 1994.
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Provision expense in the third quarter of 1995 was $100 million, $30 million more than the level one year ago. Other real estate owned expense was $7 million in the third quarter of 1995, compared to a net recovery of $6 million in the year-ago quarter.

Total shareholders' equity rose 12 percent from year-ago levels to $11.9 billion on September 30, 1995. This represented 6.56 percent of period-end assets. Book value per common share increased 13.5 percent to $44.00 on September 30, 1995, compared to September 30, 1994. Common shares outstanding at September 30, 1995 were 270.5 million compared to 275.6 million one year
ago, due to common share repurchases.   Total market capitalization was $18.2
billion at September 30, 1995. Quarterly common dividends paid per share increased nine percent in the third quarter to $.50 from $.46 per share in the third quarter of 1994.

Tier 1 and total risk-based capital ratios of 7.16 percent and 11.23 percent, respectively, and a leverage ratio of 5.96 percent all compared favorably with regulatory guidelines at September 30, 1995.

NationsBank Corporation is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. Headquartered in Charlotte, N.C., NationsBank has a retail banking franchise in nine states and the District of Columbia. As of September 30, 1995, NationsBank had total assets of $182 billion.
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
                  NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS
                                          THREE MONTHS        NINE MONTHS
                                       ENDED SEPTEMBER 30  ENDED SEPTEMBER 30
                                       ------------------  ------------------
                                         1995      1994      1995      1994
                                       --------  --------  --------  --------
    FINANCIAL SUMMARY
    -----------------
    (In millions except per-share data)

    Net income                            $530      $431    $1,440    $1,285
     Earnings per common share            1.95      1.55      5.26      4.66
     Fully diluted earnings
      per common share                    1.93      1.54      5.19      4.62
    Average common shares issued       270.306   275.868   272.790   274.292
    Average fully diluted common
     shares issued                     274.994   279.899   277.505   278.284
    Price per share of common
     stock at period end                $67.25    $49.00    $67.25    $49.00
    Common dividends paid                  135       126       409       379
    Common dividends paid per share        .50       .46      1.50      1.38
    Preferred dividends paid                 2         3         6         8

    EARNINGS SUMMARY
    ----------------
    (Taxable-equivalent in millions)

    Net interest income                 $1,420    $1,330    $4,122    $3,979
    Provision for credit losses           (100)      (70)     (240)     (240)
    Gains (losses) on sales
     of securities                           3        (4)        8        15
    Noninterest income                     776       649     2,232     1,958
    Other real estate owned (expense)
     income                                 (7)        6       (10)        4
    Noninterest expense                 (1,245)   (1,234)   (3,821)   (3,681)
                                       --------  --------  --------  --------
    Income before income taxes             847       677     2,291     2,035
    Income taxes - including
     FTE adjustment*                      (317)     (246)     (851)     (750)
                                       --------  --------  --------  --------
  Net income                              $530      $431    $1,440    $1,285
                                       ========  ========  ========  ========

    *FTE adjustment                        $29       $24       $88        $68

    AVERAGE BALANCE SHEET SUMMARY
    -----------------------------
    (In billions)

    Loans and leases, net             $111.455   $95.947  $107.763    $93.402
    Securities held for investment      14.101    15.443    16.389     14.065
    Securities available for sale       11.891    11.683    10.132     13.675
    Total securities                    25.992    27.126    26.521     27.740
    Earning assets                     168.452   149.455   166.219    146.114
    Total assets                       190.501   167.283   187.487    163.544
    Noninterest-bearing deposits        21.519    19.796    20.866     19.978
    Interest-bearing deposits           77.152    74.860    78.641     72.129
    Total deposits                      98.671    94.656    99.507     92.107
    Shareholders' equity                11.487    10.665    11.299     10.341
    Common shareholders' equity         11.450    10.635    11.263     10.287

    OTHER FINANCIAL DATA
    --------------------

    Net interest yield                    3.35%     3.54%    3.31%    3.64%
    Return on average assets              1.10      1.02     1.03     1.05
    Return on average common
     shareholders' equity                18.29     16.00    17.02    16.61
    Gross charge-offs (in millions)       $151      $115     $425     $378
    Net charge-offs (in millions)           99        64      265      218
     % of average loans, leases and
     factored accounts receivable, net     .35%      .27%     .33%     .31%
    Efficiency Ratio                     56.67     62.39    60.14    62.00

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
                                                     SEPTEMBER 30
                                                 --------------------
                                                   1995        1994
                                                 --------    --------
    BALANCE SHEET SUMMARY
    ---------------------
    (In billions)

    Loans and leases, net                        $113.343     $97.330
    Securities held for investment                 13.674      17.638
    Securities available for sale                   9.782       9.921
    Total securities                               23.456      27.559
    Factored accounts receivable                    1.258       1.226
    Mortgage servicing rights                        .718        .192
    Goodwill, core deposit and
      other intangibles                             1.451       1.443
    Total assets                                  182.138     170.912
    Noninterest-bearing deposits                   21.472      20.077
    Interest-bearing deposits                      76.398      76.658
    Total deposits                                 97.870      96.735
    Shareholders' equity                           11.941      10.709
    Common shareholders' equity                    11.903      10.680
     Per common share (not in billions)             44.00       38.76

    RISK-BASED CAPITAL
     Tier 1 capital                               $10.232      $9.333
     Tier 1 capital ratio                           7.16%       7.48%
     Total capital                                $16.048     $14.439
     Total capital ratio                           11.23%      11.57%

    Leverage ratio                                  5.96%       6.32%

    Common shares issued (in millions)            270.544     275.568

    Allowance for credit losses                    $2.166      $2.202
    Allowance as % of net loans, leases
     and factored accounts receivable               1.89%       2.23%
    Allowance for credit losses
     as % of nonperforming loans                   255.57      255.52
    Nonperforming loans                             $.848       $.862
    Nonperforming assets                            1.038       1.276
    Nonperforming assets as % of:
     Total assets                                    .57%        .75%
     Net loans, leases, factored accounts
      receivable and other real estate owned          .90        1.29

    OTHER DATA
    ----------

    Full-time equivalent headcount                 58,370      59,600
    Banking centers                                 1,821       1,926
    ATMs                                            2,211       2,134

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
    BUSINESS UNIT RESULTS - Three months ended September 30, 1995
    (in millions)


                                               Return on  Average Loans
                    Total Revenue  Net Income   Equity    and Leases,net
                    -------------  ----------  ---------  --------------
    General Bank     $1,485   68%   $324  61%     21%       $70,290  63%
    Global Finance      551   25     166  31      17         34,422  31
    Financial Services  153    7      34   6      14          7,353   7




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